EXHIBIT 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

NEWS RELEASE

Devon Energy Reports Fourth-Quarter and Full-Year 2015 Results; Provides 2016 Capital and Production Outlook

•	Delivered oil production growth of 26 percent from year-ago quarter

•	Reduced field-level costs by nearly $400 million in 2015

•	Maintained significant financial flexibility with nearly $4 billion of liquidity

•	Decreased 2016 E&P capital spending outlook by 75 percent

•	Reduced operating and G&A expense outlook by $800 million annually

•	Adjusted quarterly dividend to improve cash flow by $320 million annually

OKLAHOMA CITY – Feb. 16, 2016 – Devon Energy Corp. (NYSE: DVN) today announced core earnings of $319 million, or $0.77 per diluted share, for the fourth quarter of 2015. On a reported basis, due to non-cash, asset-impairment charges, the Company had a net loss of $4.5 billion, or $11.12 per diluted share, for the fourth quarter of 2015.

Devon’s operating cash flow totaled $1.1 billion in the quarter, a 12 percent increase compared to the fourth quarter of 2014. For the full-year 2015, operating cash flows reached $5.4 billion. Combined with the $761 million of cash received from the sale of EnLink units and asset divestitures, Devon’s total cash inflows reached $6.1 billion for 2015.

“With the challenging industry conditions, Devon continues to be highly focused on delivering meaningful cost reductions and efficiency gains across our asset portfolio,” said Dave Hager, president and CEO. “These efforts drove down field-level operating costs nearly $400 million in 2015. Additionally, our drilling programs consistently generated top-tier industry results that exceeded type-curve expectations through higher production rates and rapidly declining capital costs.”

“Last year was also pivotal for Devon’s portfolio as we continued to sharpen our focus on the very best resource plays in North America,” said Hager. “In December, we announced material additions to our STACK and Powder River Basin positions, two of the best emerging plays in the U.S., and we announced our intent to divest of $2 billion to $3 billion of non-core E&P properties, as well as our 50 percent interest in the Access pipeline. These strategic actions will further strengthen our financial position and provide Devon with a resource-rich asset base able to generate differentiating value for many years.”

“Devon’s top priority in 2016 is to protect the balance sheet,” said Hager. “We are tailoring activity to current market conditions and are prepared to adjust capital plans throughout the year to ensure we balance capital investment with cash inflows. Additionally, we anticipate further enhancing our financial strength by utilizing upstream asset divestiture proceeds to reduce debt, have plans in place to reduce our operating and G&A costs by around $800 million annually, have significant flexibility around our capital program, and we are reducing our dividend by 75 percent. All these efforts are targeted at strengthening Devon’s financial position to take advantage of our top-tier assets when prices recover.”

Quarterly Dividend Adjusted

Devon today announced that its board of directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock for the second quarter of 2016. This compares to the previous quarterly dividend of $0.24 per share. The adjusted dividend is payable on June 30, 2016, to stockholders of record at the close of business on June 15, 2016.

“We believe the decision to adjust the quarterly dividend is prudent given the current commodity price environment and the uncertain duration of this downturn,” commented Hager. “This action provides us additional flexibility to balance spending with cash flow, aligns with our priority of maintaining a strong balance sheet, and moves the dividend yield and payout ratios in line with historic norms. The adjusted dividend will improve Devon’s cash flow by approximately $320 million annually.”

Significant Financial Flexibility

Devon maintained its strong balance sheet and liquidity position during the fourth quarter. Pro forma for the closing of the Felix acquisition, which closed in early January, the Company had $3.9 billion of liquidity at year end, consisting of $1.5 billion of cash and $2.4 billion of capacity on its senior credit facility.

Devon exited 2015 with net debt, excluding non-recourse EnLink obligations, totaling $7.7 billion. The Company has managed its debt-maturity schedule to provide maximum flexibility with near-term liquidity and has no significant debt maturities until December 2018. The weighted-average cost of Devon’s outstanding debt is only 5 percent.

Core Assets Deliver Strong Production Results

Devon’s reported oil production averaged 278,000 barrels per day in the fourth quarter, a 16 percent increase compared to the fourth quarter of 2014. Of this amount, 247,000 barrels per day were from the Company’s core asset portfolio where investment will be focused going forward. Oil production from these core assets increased 26 percent year over year, driven by Delaware Basin and Rockies growth in the U.S. and the Jackfish 3 project in Canada.

Overall, net production from Devon’s core assets averaged 571,000 oil-equivalent barrels (Boe) per day during the fourth quarter, representing a 7 percent increase compared to the fourth quarter of 2014. With the strong growth in higher-margin production, oil is now the largest component of Devon’s product mix at 43 percent of total production.

Operations Report Highlights

For additional details on Devon’s E&P operations, please refer to the Company’s fourth-quarter 2015 operations report at www.devonenergy.com. Highlights from the report include:

•	Delaware Basin delivered strong production growth

•	Bone Spring drilling efficiencies drove lower well costs

•	STACK play generated record-setting well results

•	Meramec type curves continued to improve

•	Eagle Ford cost savings enhanced returns

•	Jackfish LOE declined nearly 60 percent from peak rates

Revenues Enhanced by Hedges and EnLink Profits

Revenue from oil, natural gas and natural gas liquids sales totaled $1.1 billion in the fourth quarter of 2015, with oil revenue accounting for nearly 70 percent of the total. Cash settlements related to oil and natural gas hedges increased revenue by more than $700 million, or approximately $12 per Boe, in the fourth quarter.

Devon’s midstream business generated operating profits of $210 million in the fourth quarter, bringing the full-year 2015 total to $840 million. The majority of this profitability was attributable to the Company’s investment in EnLink Midstream. For the full-year 2015, EnLink-related operating profits expanded by 8 percent compared to 2014.

Field-Level Costs Decline Nearly $400 Million; Further Savings Expected in 2016

Field-level operating costs, which include both lease operating expenses (LOE) and production taxes, declined 20 percent compared to the fourth quarter of 2014 to $8.82 per Boe. For the full-year 2015, field-level operating costs were nearly $400 million lower compared to 2014.

The most significant operating cost savings came from LOE, which is Devon’s largest field-level cost. LOE declined to $479 million, or $7.66 per Boe in the fourth quarter. This represents a per-unit decrease of 18 percent compared to the fourth quarter of 2014.

Devon will continue to drive field-level operating costs lower across all regions of its portfolio in 2016. Led by additional LOE savings, the Company expects field-level costs to decline an incremental $300 million to $400 million for the full-year 2016.

Additional G&A Cost Reduction Initiatives Underway

Devon also realized significant general and administrative (G&A) cost savings in the fourth quarter. G&A expenses totaled $194 million, or $3.10 per Boe. This result represents a 25 percent decline in G&A year over year, saving nearly $60 million during the fourth quarter. This decrease was driven by lower employee-related costs.

The Company will continue to deliver meaningful G&A reductions in 2016 by reducing its cost structure to meet the needs of the business in the current commodity price environment.

Devon’s workforce reduction program, which includes G&A as well as operating personnel, will decrease Devon’s employee count by approximately 20 percent in the first quarter of 2016, bringing the total workforce reduction to more than 25 percent over the past 12 months. These workforce and non-personnel related cost reductions are expected to decrease G&A costs by approximately $400 million to $500 million on an annual basis, exclusive of reorganization charges, and are designed to maintain capacity to respond appropriately to increased activity levels when the commodity price environment improves.

Reorganization charges are expected to approximate $225 million to $275 million, with the majority projected to be incurred in the first quarter of 2016. Roughly one-quarter of the estimated restructuring charges are non-cash.

Reserve Base Shifting Toward Higher-Margin Liquids

Devon’s estimated proved reserves of oil, natural gas, and natural gas liquids were 2.2 billion Boe at Dec. 31, 2015, with proved developed reserves accounting for 83 percent of the total. Of this total, 1.9 billion Boe was attributable to Devon’s core asset portfolio, with oil and liquids increasing to 55 percent of the total.

During the year, the Company’s drilling programs added 118 million Boe of reserves through drilling (extensions and discoveries). About 90 percent of these additions resulted from oil-focused drilling in the U.S., led by successful drilling in the Delaware Basin and STACK.

Revisions reduced reserves by 444 million Boe. These adjustments were primarily driven by price revisions due to the lower commodity price environment. The Company’s risked recoverable resource was unaffected by these adjustments.

Acquisitions Closed and Divestiture Programs Advance

In December, Devon announced the acquisition of 80,000 net acres in the Anadarko Basin STACK play through its purchase of privately held Felix Energy. The Company also agreed to acquire 253,000 net acres in the Powder River Basin. Both acquisitions are now complete, with the Powder River transaction closing on Dec. 17, 2015, and the STACK transaction closing on Jan. 7, 2016.

To further enhance the Company’s financial strength, Devon is monetizing midstream and select upstream assets with a target of $2 billion to $3 billion in divestiture proceeds in 2016.

The Company is negotiating a sale for its 50 percent interest in the Access Pipeline which services Devon’s thermal heavy oil operations in Canada. The Company expects to announce a sale of the pipeline in the first half of 2016.

Devon’s upstream divestitures will include up to 80,000 Boe per day of production from properties in the Midland Basin, East Texas and Mid-Continent region. Key assets within these regions include: 15,000 net undeveloped acres in Martin County, Texas, the southern Midland Wolfcamp, Carthage, Granite Wash and the Mississippi-Lime.

2016 Capital and Production Outlook

Detailed forward-looking guidance for the first quarter and full-year of 2016 is provided later in this release. With current industry conditions, Devon’s top priority is to protect its balance sheet and manage its capital program to be within cash flows.

In 2016, Devon’s E&P capital investment is estimated to range from $900 million to $1.1 billion, a decrease of 75 percent from 2015. Capitalized G&A and other non-E&P capital requirements are projected at approximately $300 million. Importantly, should commodity price volatility continue, the Company’s capital programs have significant flexibility because of minimal exposure to long-term service contracts, no long-cycle project commitments and negligible leasehold expiration issues.

Devon’s E&P investment in 2016 will be focused entirely on its core asset portfolio. This level of investment is expected to maintain relatively flat oil production from the Company’s core assets compared to the full-year 2015. Top-line production from core assets is expected to decline by 6 percent driven by lower gas volumes.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Core earnings and net debt are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call Webcast and Supplemental Earnings Materials

Please note that as soon as practicable today, Devon will post an operations report to its website at www.devonenergy.com. The Company’s fourth-quarter conference call will be held at 10 a.m. Central (11 a.m. Eastern) on Wednesday, Feb. 17, 2016, and will serve primarily as a forum for analyst and investor questions and answers.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements include those concerning strategic plans, expectations and objectives for future operations, and are often identified by use of the words “expects,” “believes,” “will,” “would,” “could,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding our business and operations are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to: the volatility of oil, gas and NGL prices, including the currently depressed commodity price environment; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in exploration and development activities; risks related to our hedging activities; counterparty credit risks; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to environmental matters; risks relating to our indebtedness; our ability to successfully complete mergers, acquisitions and divestitures; the extent to which insurance covers any losses we may experience; our limited control over third parties who operate our oil and gas properties; midstream capacity constraints and potential interruptions in production; competition for leases, materials, people and capital; cyberattacks targeting our systems and infrastructure; and any of the other risks and uncertainties identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. Investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

About Devon Energy

Devon Energy is a leading independent energy company engaged in finding and producing oil and natural gas. Based in Oklahoma City and included in the S&P 500, Devon operates in several of the most prolific oil and natural gas plays in the U.S. and Canada with an emphasis on a balanced portfolio. The Company is the second-largest oil producer among North American onshore independents. For more information, please visit www.devonenergy.com.

Investor Contacts

Howard Thill, 405-552-3693

Scott Coody, 405-552-4735

Shea Snyder, 405-552-4782

Media Contact

John Porretto, 405-228-7506

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

	Quarter Ended		Year Ended
PRODUCTION NET OF ROYALTIES	December 31,		December 31,
	2015	2014	2015	2014
Oil and bitumen (MBbls/d)
U.S. - Core	126	103	127	83
Canada - Core	121	93	111	82

Core assets	247	196	238	165
Other	31	43	37	49

Total	278	239	275	214

Natural gas liquids (MBbls/d)
U.S. - Core	108	106	104	97
Other	31	35	32	42

Total	139	141	136	139

Gas (MMcf/d)
U.S. - Core	1,274	1,376	1,284	1,344
Canada - Core	24	23	22	23

Core assets	1,298	1,399	1,306	1,367
Other	285	311	304	553

Total	1,583	1,710	1,610	1,920

Oil equivalent (MBoe/d)
U.S. - Core	445	438	445	403
Canada - Core	126	97	115	86

Core assets	571	535	560	489
Other	110	130	120	184

Total	681	665	680	673

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

KEY OPERATING STATISTICS BY REGION
	Quarter Ended December 31, 2015
	Avg. Production	Gross Wells	Operated Rigs at
	(MBoe/d)	Drilled	December 31, 2015
Delaware Basin	66	40	5
STACK	70	58	5
Eagle Ford	111	59	—
Rockies	23	17	—
Heavy Oil	126	37	—
Barnett Shale	175	5	—

Core assets	571	216	10
Other	110	33	—

Total	681	249	10

	Year Ended December 31, 2015
	Avg. Production	Gross Wells
	(MBoe/d)	Drilled
Delaware Basin	61	167
STACK	64	130
Eagle Ford	115	275
Rockies	23	65
Heavy Oil	115	79
Barnett Shale	182	5

Core assets	560	721
Other	120	129

Total	680	850

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION TREND	2014	2015
	Quarter 4	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Oil and bitumen (MBbls/d)
Delaware Basin	27	33	41	41	42
STACK	5	6	6	6	7
Eagle Ford	60	75	67	62	60
Rockies	9	12	16	16	16
Heavy Oil	93	104	98	121	121
Barnett Shale	2	1	1	1	1

Core assets	196	231	229	247	247
Other	43	41	41	35	31

Total	239	272	270	282	278

Natural gas liquids (MBbls/d)
Delaware Basin	8	8	10	8	11
STACK	26	22	16	22	23
Eagle Ford	18	23	24	26	27
Rockies	1	1	1	2	1
Barnett Shale	53	51	49	44	46

Core assets	106	105	100	102	108
Other	35	34	34	32	31

Total	141	139	134	134	139

Gas (MMcf/d)
Delaware Basin	66	66	75	70	82
STACK	262	230	221	216	235
Eagle Ford	127	143	146	154	151
Rockies	43	38	41	41	38
Heavy Oil	23	28	20	16	24
Barnett Shale	878	827	805	788	768

Core assets	1,399	1,332	1,308	1,285	1,298
Other	311	313	319	301	285

Total	1,710	1,645	1,627	1,586	1,583

Oil equivalent (MBoe/d)
Delaware Basin	46	52	64	61	66
STACK	76	65	59	64	70
Eagle Ford	99	122	114	113	111
Rockies	16	19	24	25	23
Heavy Oil	97	109	101	124	126
Barnett Shale	201	191	185	176	175

Core assets	535	558	547	563	571
Other	130	127	127	117	110

Total	665	685	674	680	681

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES
(average prices)	Quarter 4		December YTD
	2015	2014	2015	2014
Oil ($/Bbl) - West Texas Intermediate (Cushing)	$42.15	$73.05	$48.87	$93.01
Natural Gas ($/Mcf) - Henry Hub	$2.27	$4.04	$2.67	$4.43

REALIZED PRICES	Quarter Ended December 31, 2015
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$38.04	$8.80	$1.76	$17.90
Canada (1)	$18.03	$ N/M	$0.84	$17.62

Realized price without hedges	$29.31	$8.81	$1.75	$17.85
Cash settlements	$24.36	$—	$0.70	$11.59

Realized price, including cash settlements	$53.67	$8.81	$2.45	$29.44

	Quarter Ended December 31, 2014
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$68.19	$17.79	$3.53	$32.45
Canada (1)	$45.71	$54.32	$0.87	$44.01

Realized price without hedges	$59.46	$17.75	$3.49	$34.14
Cash settlements	$10.34	$0.04	$0.20	$4.23

Realized price, including cash settlements	$69.80	$17.79	$3.69	$38.37

	Year Ended December 31, 2015
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$44.01	$9.32	$2.17	$21.12
Canada (1)	$25.14	$ N/M	$0.67	$24.46

Realized price without hedges	$36.39	$9.32	$2.14	$21.68
Cash settlements	$20.72	$—	$0.57	$9.74

Realized price, including cash settlements	$57.11	$9.32	$2.71	$31.42

	Year Ended December 31, 2014
	Oil /Bitumen	NGL	Gas	Total
	(Per Bbl)	(Per Bbl)	(Per Mcf)	(Per Boe)
United States	$85.64	$24.46	$3.92	$37.96
Canada (1)	$60.05	$50.52	$3.64	$53.11

Realized price without hedges	$75.55	$24.89	$3.90	$40.33
Cash settlements	$1.16	$0.02	$(0.05)	$0.22

Realized price, including cash settlements	$76.71	$24.91	$3.85	$40.55

(1)	The reported Canadian gas volumes include volumes that are produced from certain of our leases and then transported to our Jackfish operations where the gas is used as fuel. However, the revenues and expenses related to this consumed gas are eliminated in our consolidated financials.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF EARNINGS
(in millions, except per share amounts)	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Oil, gas and NGL sales	$1,118	$2,086	$5,382	$9,910
Oil, gas and NGL derivatives	77	1,960	503	1,989
Marketing and midstream revenues	1,691	1,949	7,260	7,667

Total operating revenues	2,886	5,995	13,145	19,566

Lease operating expenses	479	568	2,104	2,332
Marketing and midstream operating expenses	1,481	1,723	6,420	6,815
General and administrative expenses	194	252	855	847
Production and property taxes	73	108	388	535
Depreciation, depletion and amortization	641	910	3,129	3,319
Asset impairments	5,341	1,953	20,820	1,953
Restructuring costs	78	2	78	46
Gains and losses on asset sales	(2)	—	—	(1,072)
Other operating items	26	19	78	93

Total operating expenses	8,311	5,535	33,872	14,868

Operating income (loss)	(5,425)	460	(20,727)	4,698
Net financing costs	139	167	517	526
Other nonoperating items	(22)	2	24	113

Earnings (loss) before income taxes	(5,542)	291	(21,268)	4,059
Income tax expense (benefit)	(630)	670	(6,065)	2,368

Net earnings (loss)	(4,912)	(379)	(15,203)	1,691
Net earnings (loss) attributable to noncontrolling interests	(380)	29	(749)	84

Net earnings (loss) attributable to Devon	$(4,532)	$(408)	$(14,454)	$1,607

Net earnings (loss) per share attributable to Devon:
Basic	$(11.12)	$(1.01)	$(35.55)	$3.93
Diluted	$(11.12)	$(1.01)	$(35.55)	$3.91
Weighted average common shares outstanding:
Basic	413	409	412	409
Diluted	413	409	412	411

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cash flows from operating activities:
Net earnings (loss)	$(4,912)	$(379)	$(15,203)	$1,691
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation, depletion and amortization	641	910	3,129	3,319
Asset impairments	5,341	1,953	20,820	1,953
Gains and losses on asset sales	(2)	—	—	(1,072)
Deferred income tax expense (benefit)	(480)	1,091	(5,828)	1,891
Derivatives and other financial instruments	(132)	(2,027)	(738)	(2,070)
Cash settlements on derivatives and financial instruments	775	305	2,688	104
Other noncash charges	102	100	537	457
Net change in working capital	(394)	(716)	(301)	50
Change in long-term other assets	74	(306)	285	(421)
Change in long-term other liabilities	68	32	(6)	79

Net cash from operating activities	1,081	963	5,383	5,981

Cash flows from investing activities:
Capital expenditures	(1,079)	(1,975)	(5,308)	(6,988)
Acquisitions of property, equipment and businesses	(577)	(207)	(1,107)	(6,462)
Divestitures of property and equipment	72	(82)	107	5,120
Redemptions of long-term investments	—	—	—	57
Other	(8)	2	(16)	89

Net cash from investing activities	(1,592)	(2,262)	(6,324)	(8,184)

Cash flows from financing activities:
Borrowings of long-term debt, net of issuance costs	1,444	1,182	4,772	5,340
Repayments of long-term debt	(861)	(2,924)	(2,634)	(7,189)
Net short-term debt borrowings (repayments)	625	933	(307)	(385)
Stock option exercises	—	1	4	93
Sale of subsidiary units	—	—	654	—
Issuance of subsidiary units	12	338	25	410
Dividends paid on common stock	(100)	(99)	(396)	(386)
Distributions to noncontrolling interests	(68)	(48)	(254)	(235)
Other	(6)	2	(16)	(2)

Net cash from financing activities	1,046	(615)	1,848	(2,354)

Effect of exchange rate changes on cash	(12)	(14)	(77)	(29)

Net change in cash and cash equivalents	523	(1,928)	830	(4,586)

Cash and cash equivalents at beginning of period	1,787	3,408	1,480	6,066

Cash and cash equivalents at end of period	$2,310	$1,480	$2,310	$1,480

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS
(in millions)
	December 31,	December 31,
	2015	2014
Current assets:
Cash and cash equivalents	$2,310	$1,480
Accounts receivable	1,105	1,959
Derivatives, at fair value	43	1,993
Income taxes receivable	147	522
Other current assets	421	544

Total current assets	4,026	6,498

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	78,190	75,738
Not subject to amortization	2,584	2,752

Total oil and gas	80,774	78,490
Midstream and other	10,380	9,695

Total property and equipment, at cost	91,154	88,185
Less accumulated depreciation, depletion and amortization	(72,086)	(51,889)

Property and equipment, net	19,068	36,296

Goodwill	5,032	6,303
Other long-term assets	1,406	1,540

Total assets	$29,532	$50,637

Current liabilities:
Accounts payable	$906	$1,400
Revenues and royalties payable	763	1,193
Short-term debt	976	1,432
Deferred income taxes	—	730
Other current liabilities	650	1,180

Total current liabilities	3,295	5,935

Long-term debt	12,137	9,830
Asset retirement obligations	1,370	1,339
Other long-term liabilities	853	948
Deferred income taxes	888	6,244
Stockholders’ equity:
Common stock	42	41
Additional paid-in capital	4,996	4,088
Retained earnings	1,781	16,631
Accumulated other comprehensive earnings	230	779

Total stockholders’ equity attributable to Devon	7,049	21,539
Noncontrolling interests	3,940	4,802

Total stockholders’ equity	10,989	26,341

Total liabilities and stockholders’ equity	$29,532	$50,637

Common shares outstanding	418	409

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATING STATEMENTS OF OPERATIONS
(in millions)
	Quarter Ended December 31, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Oil, gas and NGL sales	$1,118	$—	$—	$1,118
Oil, gas and NGL derivatives	77	—	—	77
Marketing and midstream revenues	805	1,066	(180)	1,691

Total operating revenues	2,000	1,066	(180)	2,886

Lease operating expenses	479	—	—	479
Marketing and midstream operating expenses	805	856	(180)	1,481
General and administrative expenses	162	32	—	194
Production and property taxes	63	10	—	73
Depreciation, depletion and amortization	543	98	—	641
Asset impairments	4,577	764	—	5,341
Restructuring costs	78	—	—	78
Gains and losses on asset sales	—	(2)	—	(2)
Other operating items	26	—	—	26

Total operating expenses	6,733	1,758	(180)	8,311

Operating loss	(4,733)	(692)	—	(5,425)
Net financing costs	108	31	—	139
Other nonoperating items	(16)	(6)	—	(22)

Loss before income taxes	(4,825)	(717)	—	(5,542)
Income tax expense (benefit)	(632)	2	—	(630)

Net loss	(4,193)	(719)	—	(4,912)
Net loss attributable to noncontrolling interests	—	(380)	—	(380)

Net loss attributable to Devon	$(4,193)	$(339)	$—	$(4,532)

OTHER KEY STATISTICS
(in millions)	Quarter Ended December 31, 2015
	Devon U.S. & Canada	EnLink	Eliminations	Total
Cash flow statement related items:
Operating cash flow	$946	$135	$—	$1,081
Capital expenditures	$(956)	$(123)	$—	$(1,079)
Acquisitions of property, equipment and businesses	$(384)	$(193)	$—	$(577)
EnLink distributions received (paid) (1)	$62	$(130)	$—	$(68)

Balance sheet statement items:
Net debt(2)	$7,731	$3,072	$—	$10,803

(1)	Includes $(4) million adjustment for the sale of the Victoria Express Pipeline.
(2)	Net debt is a non-GAAP measure. For a reconciliation of the comparable GAAP measure, see “Non-GAAP Financial Measures” later in this release.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended December 31, 2015	Year Ended December 31, 2015
Exploration and development capital	$856	$3,899
Capitalized G&A and interest	99	426
Acquisitions	590	789
Midstream (1)	2	50
Corporate and other	25	91

Devon capital expenditures	$1,572	$5,255

(1)	Excludes $201 million and $978 million attributable to EnLink for the fourth quarter and year end of 2015, respectively.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COSTS INCURRED	Total
(in millions)	Year Ended December 31,
	2015	2014
Property acquisition costs:
Proved properties	$195	$5,210
Unproved properties	717	1,177
Exploration costs	587	322
Development costs	3,671	5,463

Costs Incurred	$5,170	$12,172

	United States
	Year Ended December 31,
	2015	2014
Property acquisition costs:
Proved properties	$193	$5,210
Unproved properties	634	1,176
Exploration costs	478	270
Development costs	3,269	4,400

Costs Incurred	$4,574	$11,056

	Canada
	Year Ended December 31,
	2015	2014
Property acquisition costs:
Proved properties	$2	$—
Unproved properties	83	1
Exploration costs	109	52
Development costs	402	1,063

Costs Incurred	$596	$1,116

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

RESERVES RECONCILIATION

	Total
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2014:
Proved developed	415	6,984	486	2,065
Proved undeveloped	480	703	92	689

Total Proved	895	7,687	578	2,754

Revisions due to prices	54	(1,421)	(119)	(302)
Revisions other than price	(134)	(9)	(6)	(142)
Extensions and discoveries	65	171	24	118
Purchase of reserves	5	17	1	9
Production	(101)	(587)	(50)	(248)
Sale of reserves	—	(37)	—	(7)
As of December 31, 2015:
Proved developed	444	5,707	411	1,806
Proved undeveloped	340	114	17	376

Total Proved	784	5,821	428	2,182

	United States
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2014:
Proved developed	255	6,948	486	1,900
Proved undeveloped	96	703	92	305

Total Proved	351	7,651	578	2,205

Revisions due to prices	(53)	(1,412)	(119)	(408)
Revisions other than price	(52)	(3)	(6)	(59)
Extensions and discoveries	51	171	24	104
Purchase of reserves	5	17	1	9
Production	(60)	(579)	(50)	(206)
Sale of reserves	—	(37)	—	(7)
As of December 31, 2015:
Proved developed	203	5,694	411	1,563
Proved undeveloped	39	114	17	75

Total Proved	242	5,808	428	1,638

	Canada
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGL (MMBbls)	Total (MMBoe)
As of December 31, 2014:
Proved developed	160	36	—	165
Proved undeveloped	384	—	—	384

Total Proved	544	36	—	549

Revisions due to prices	107	(9)	—	106
Revisions other than price	(82)	(6)	—	(83)
Extensions and discoveries	14	—	—	14
Purchase of reserves	—	—	—	—
Production	(41)	(8)	—	(42)
Sale of reserves	—	—	—	—
As of December 31, 2015:
Proved developed	241	13	—	243
Proved undeveloped	301	—	—	301

Total Proved	542	13	—	544

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning non-GAAP financial measures (GAAP refers to generally accepted accounting principles). The Company must reconcile the non-GAAP financial measure to related GAAP information.

CORE EARNINGS

(in millions)

Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the Company’s financial results. Accordingly, the Company also uses the measures of core earnings and core earnings per diluted share. Devon believes these non-GAAP measures facilitate comparisons of its performance to earnings estimates published by securities analysts. Devon also believes these non-GAAP measures can facilitate comparisons of its performance between periods and to the performance of its peers. The following table summarizes the effects of these items on fourth-quarter and total-year 2015 earnings.

	Quarter Ended December 31, 2015
	Before-Tax	After-Tax
Net loss attributable to Devon (GAAP)		$(4,532)
Asset impairments	5,341	3,767
Deferred tax asset valuation allowance and repatriation tax		1,001
Fair value changes in financial instruments and foreign currency	633	434
Restructuring costs	78	52

Core earnings before noncontrolling interest (non-GAAP)		722
Noncontrolling interest (1)		403

Core earnings attributable to Devon (non-GAAP)		$319

Diluted share count		415
Core diluted earnings per share attributable to Devon (non-GAAP)		$0.77

(1)	Noncontrolling interest adjustment relates to EnLink’s asset impairments.

	Year Ended December 31, 2015
	Before-Tax	After-Tax
Net loss attributable to Devon (GAAP)		$(14,454)
Asset impairments	20,820	13,923
Deferred tax asset valuation allowance and repatriation tax		1,001
Fair value changes in financial instruments and foreign currency	1,967	1,346
Restructuring costs	78	52

Core earnings before noncontrolling interest (non-GAAP)		1,868
Noncontrolling interest (1)		824

Core earnings attributable to Devon (non-GAAP)		$1,044

Diluted share count		414
Core diluted earnings per share attributable to Devon (non-GAAP)		$2.52

(1)	Noncontrolling interest adjustment relates to EnLink’s asset impairments.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NET DEBT

(in millions)

Devon defines net debt as debt less cash and cash equivalents and net debt attributable to the consolidation of EnLink Midstream as presented in the following table. Devon believes that netting these sources of cash against debt and adjusting for EnLink net debt provides a clearer picture of the future demands on cash from Devon to repay debt.

	December 31, 2015
	Devon U.S. & Canada	EnLink	Devon Consolidated
Total debt (GAAP)	$10,023	$3,090	$13,113
Less cash and cash equivalents	(2,292)	(18)	(2,310)

Net debt (non-GAAP)	$7,731	$3,072	$10,803

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

PRODUCTION GUIDANCE	Quarter 1		Full Year
	Low	High	Low	High
Oil and bitumen (MBbls/d)
U.S. - core	125	130	105	110
Canada - core	120	125	122	127

Core assets	245	255	227	237
Other	27	32	22	27

Total	272	287	249	264

Natural gas liquids (MBbls/d)
U.S. - core	104	109	95	100
Other	25	30	22	27

Total	129	139	117	127

Gas (MMcf/d)
U.S. - core	1,275	1,315	1,150	1,200
Canada - core	14	17	14	17

Core assets	1,289	1,332	1,164	1,217
Other	248	268	222	242

Total	1,537	1,600	1,386	1,459

Oil equivalent (MBoe/d)
U.S. - core	442	458	392	410
Canada - core	122	128	124	130

Core assets	564	586	516	540
Other	93	107	81	94

Total	657	693	597	634

PRICE REALIZATIONS GUIDANCE	Quarter 1		Full Year
	Low	High	Low	High
Oil and bitumen - % of WTI
U.S.	83%	93%	85%	95%
Canada	17%	27%	29%	39%
NGL - realized price	$4	$7	$5	$9
Natural gas - % of Henry Hub	76%	86%	76%	86%

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

OTHER GUIDANCE ITEMS	Quarter 1		Full Year
($ millions, except %)	Low	High	Low	High
Marketing & midstream operating profit	$205	$225	$900	$950
Lease operating expenses	$450	$480	$1,800	$1,900
General & administrative expenses	$190	$210	$625	$675
Production and property taxes	$80	$85	$285	$315
Depreciation, depletion and amortization	$575	$625	$2,200	$2,400
Other operating items	$15	$20	$50	$75
Net financing costs (1)	$145	$155	$650	$700
Current income tax rate	0%	0%	0%	0%
Deferred income tax rate	35%	45%	35%	45%

Total income tax rate	35%	45%	35%	45%

Net earnings attributable to noncontrolling interests	$5	$25	$75	$125

(1)	Full year 2016 includes $50 million of non-cash installment purchase obligations related to EnLink.

CAPITAL EXPENDITURES GUIDANCE	Quarter 1		Full Year
(in millions)	Low	High	Low	High
Exploration and development	$375	$425	$900	$1,100
Capitalized G&A	60	70	200	250
Capitalized interest	10	15	40	50
Midstream (2)	—	5	—	10
Corporate and other	5	10	30	35

Devon capital expenditures	$450	$525	$1,170	$1,445

(2)	Excludes capital expenditures related to EnLink.

DEVON ENERGY CORPORATION

FORWARD LOOKING GUIDANCE

COMMODITY HEDGES

Oil Call Options Sold
Period	Volume (Bbls/d)	Weighted Average Price ($/Bbl)
Q1-Q4 2016	18,500	$73.18

Oil Basis Swaps
Period	Index	Volume (Bbls/d)	Weighted Average Differential to WTI ($/Bbl)
Q1-Q4 2016	Western Canadian Select	5,249	$ (13.67)

Natural Gas Price Swaps
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q1-Q4 2016	54,650	$3.17

Natural Gas Call Options Sold
Period	Volume (MMBtu/d)	Weighted Average Price ($/MMBtu)
Q1-Q4 2016	400,000	$4.30

Devon’s oil derivatives settle against the average of the prompt month NYMEX West Texas Intermediate futures price. Devon’s natural gas derivatives settle against the Inside FERC first of the month Henry Hub index.